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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2005

CHORDIANT SOFTWARE, INC.

(Exact name of Registrant as specified in its charter)

Delaware	93-1051328
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

Commission file number:

000-29357

20400 Stevens Creek Boulevard, Suite 400
Cupertino, CA    95014
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (408) 517-6100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 6, 2005, the Board of Directors of Chordiant Software, Inc. ("Chordiant") elected David Weymouth, Corporate Responsibility Director, Barclays Bank PLC, and Charles E. Hoffman, President and Chief Executive Officer, Covad Communications, to Chordiant's Board of Directors. Chordiant's Board has not determined the committees of the Board, if any, to which Mr. Weymouth and Mr. Hoffman will be appointed.

 Item 8.01 Other Events.

In connection with the election of Messrs. Weymouth and Hoffman to Chordiant's Board of Directors, Chordiant's Audit Committee analyzed the potential conflicts that may exist due to the fact that executive officers of Chordiant customers would be sitting on Chordiant's Board of Directors, as Chordiant's Code of Business Conduct and Ethics requires that conflict of interest transactions relating to Board members be authorized by the Audit Committee. Pursuant to Chordiant's Code of Business Conduct and Ethics, the Audit Committee authorized the directorships of Messrs. Weymouth and Hoffman notwithstanding any potential conflicts of interest that may exist as a result of those business relationships. Chordiant's Board of Directors has ratified the determinations of the Audit Committee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chordiant Software, Inc.
Date: January 12, 2005	By: /s/ George de Urioste George de Urioste Chief Operating Officer and Chief Financial Officer